                               ADVISORY AGREEMENT

                                    BETWEEN

                         SHURGARD STORAGE CENTERS, INC.

                                      AND

                             SHURGARD INCORPORATED

                              DATED MARCH 1, 1994

                                    CONTENTS

SECTION 1.      DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
    1.1         Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
    1.2         Accounting Principles   . . . . . . . . . . . . . . . . . . . . . .     8

SECTION 2.      DUTIES OF THE ADVISOR . . . . . . . . . . . . . . . . . . . . . . .     8
    2.1         General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
    2.2         Annual Business Plan  . . . . . . . . . . . . . . . . . . . . . . .     9
    2.3         Real Estate and Mortgage Investment Advice  . . . . . . . . . . . .     9
    2.4         General Administrative Duties   . . . . . . . . . . . . . . . . . .    11
    2.5         Property Management   . . . . . . . . . . . . . . . . . . . . . . .    11
    2.6         Short-Term Investments  . . . . . . . . . . . . . . . . . . . . . .    11
    2.7         Agency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    2.8         Retention of Services   . . . . . . . . . . . . . . . . . . . . . .    11
    2.9         Office and Personnel  . . . . . . . . . . . . . . . . . . . . . . .    12
    2.10        Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    2.11        Books and Records   . . . . . . . . . . . . . . . . . . . . . . . .    12
    2.12        Appraisals and Reporting  . . . . . . . . . . . . . . . . . . . . .    12
    2.13        Reports, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    2.14        Financing and Securities Issuances  . . . . . . . . . . . . . . . .    13
    2.15        Additional Services   . . . . . . . . . . . . . . . . . . . . . . .    13
    2.16        REIT Qualification; Investment Company Status, Etc.   . . . . . . .    13
    2.17        Mortgages and Insurance   . . . . . . . . . . . . . . . . . . . . .    13
    2.18        Fidelity Bond   . . . . . . . . . . . . . . . . . . . . . . . . . .    14

SECTION 3.      COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
    3.1         Advisory Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

    3.2         Payment for Additional Services   . . . . . . . . . . . . . . . . .    17
    3.3         Expenses of the Advisor   . . . . . . . . . . . . . . . . . . . . .    17
    3.4         Reimbursable Expenses   . . . . . . . . . . . . . . . . . . . . . .    17
    3.5         Annual Operating Expense Limitation Requiring
                Reimbursement by the Advisor  . . . . . . . . . . . . . . . . . . .    18
    3.6         Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

SECTION 4.      TERMINATION; TERM   . . . . . . . . . . . . . . . . . . . . . . . .    19
    4.1         Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    4.2         Renewal Terms   . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    4.3         Preservation of REIT Status   . . . . . . . . . . . . . . . . . . .    20
    4.4         Compensation on Termination or Non-Renewal  . . . . . . . . . . . .    20
    4.5         Rights of Termination Cumulative  . . . . . . . . . . . . . . . . .    20

SECTION 5.      ACTION UPON TERMINATION OR CANCELLATION   . . . . . . . . . . . . .    20
    5.1         Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    5.2         Use of Trade Name   . . . . . . . . . . . . . . . . . . . . . . . .    21

SECTION 6.      LIABILITY AND INDEMNIFICATION OF ADVISOR  . . . . . . . . . . . . .    22
    6.1         Limitation on Liability   . . . . . . . . . . . . . . . . . . . . .    22
    6.2         Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . .    22
    6.3         Representations, Warranties and Covenant of Company   . . . . . . .    24

SECTION 7.      OTHER ACTIVITIES  . . . . . . . . . . . . . . . . . . . . . . . . .    24
    7.1         Advisory Services to Third Parties  . . . . . . . . . . . . . . . .    24
    7.2         Credit for Fees Paid Under Other Agreements   . . . . . . . . . . .    25
    7.3         Allocation of Investment Opportunities  . . . . . . . . . . . . . .    25
    7.4         Overlapping Management  . . . . . . . . . . . . . . . . . . . . . .    26

SECTION 8.      MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . .    26
    8.1         Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .    26
    8.2         Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
    8.3         No Partnership or Joint Venture   . . . . . . . . . . . . . . . . .    27
    8.4         Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
    8.5         Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
    8.6         Policy and Financial Information  . . . . . . . . . . . . . . . . .    27
    8.7         Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
    8.8         Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
    8.9         Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . .    28
    8.10        Board or Company Action   . . . . . . . . . . . . . . . . . . . . .    28
    8.11        Independent Director Approval   . . . . . . . . . . . . . . . . . .    28
    8.12        Authority to Act  . . . . . . . . . . . . . . . . . . . . . . . . .    28
    8.13        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
    8.14        Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . .    29

                               ADVISORY AGREEMENT

         THIS ADVISORY AGREEMENT (the "Agreement"), dated as of March 1, 1994, is made by and between Shurgard Storage Centers, Inc., a Delaware corporation, for itself and its wholly owned subsidiary or subsidiaries (the "Company"), and Shurgard Incorporated, a Washington corporation (the "Advisor");

                                    RECITALS

         WHEREAS, the Company is organized under the laws of the State of Delaware and has filed with the Securities and Exchange Commission a registration statement on Form S-4, as amended (the "Registration Statement"), to register its shares of Class A Common Stock and Class B Common Stock, par value $0.001 per share (the "Shares"), to be offered in connection with the proposed exchange of the Shares and cash for all of the assets, subject to the liabilities, of certain limited partnerships (the "Consolidation"), and the Company may thereafter sell additional securities or otherwise raise additional capital;

         WHEREAS, the Company intends to qualify as a "real estate investment trust" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and to invest its funds in investments permitted by the terms of the Registration Statement and its governing documents;

         WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of or available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Board of Directors of the Company (the "Board"), as provided in this Agreement; and

         WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

         NOW, THEREFORE, on the terms and subject to the conditions herein set forth, the parties agree as follows:

SECTION 1.       DEFINITIONS

         1.1     DEFINITIONS

         As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

                 "Additional Property or Properties" means any real property or interest therein and associated personal property owned by the Company but excluding Consolidation Properties or interests in the Consolidation Properties acquired by the Company through the tender offer described in the Registration Statement. The Company's interest in such property may be indirect, such as by virtue of ownership of units of limited partnership interest, general partnership interest or joint venture interest. In such event, the Company shall be deemed to have a pro rata interest in the property (based upon the property's fair market value) owned by the entity in which the Company has an ownership interest equal to the Company's percentage ownership in the entity which owns the property which was acquired by the Company after the Consolidation;

                 "Advisory Fee" has the meaning set forth in Section 3.l;

                 "Affiliate" means as to any person, (i) any other person directly or indirectly controlling, controlled by or under common control with such person, (ii) any other person that owns beneficially, directly or indirectly ten percent (10%) or more of the outstanding capital stocks shares or equity interests of such person, or (iii) any officer, director, employee, general partner or trustee of such person or of any other person controlling, controlled by or under common control with such person (excluding trustees or directors and persons serving in similar capacities who are not otherwise an Affiliate of such person);

                 "Affiliated Programs" means current and future public and private real estate entities formed or to be formed by the Advisor or its Affiliates.

                 "Agreement" means this Advisory Agreement between Shurgard Storage Centers, Inc. and Shurgard Incorporated, as amended from time to time;

                 "Available Funds" shall mean, for purposes of allocating investment opportunities among the Company and the Affiliated Programs, the funds such entity has available to invest at such time, determined as follows:

                          (i)     All funds received by an entity for
                 investment during a calendar month (whether pursuant to an offering of equity in the Company or an issuance of debt by the Company) shall be deemed to have been received on the first day of that month;

                          (ii) All funds received by an entity prior to the month in which it receives sufficient funds to make the investment shall be deemed to be received on the first day of that month;

                          (iii) If the investment and use of the funds by the entity are subject to one or more contingencies (such as the satisfaction of a minimum subscription requirement), the funds will not be deemed to be received by the entity until the contingency or contingencies have been satisfied;

                          (iv) Funds invested or committed for investment shall not be deemed to be available funds;

                          (v) Funds invested or committed for investment within a calendar month shall be deemed to be invested or committed as of the first day of the calendar month in which the investments or commitments are made;

                          (vi) The earliest funds received by an entity shall be deemed the first invested or committed by that entity;

                          (vii) If funds committed for investment are not invested pursuant to the commitment, the funds shall be deemed to be Available Funds when the commitment is terminated and the funds again become available for investment;

                          (viii) The withdrawal of capital by the investors in any entity shall be deemed to be a withdrawal of the last funds received; and

                          (ix) Funds available under a line of credit from a financial institution shall not be deemed to be available funds until all conditions to the release of such funds have been satisfied other than the entity's request to withdraw such funds. In addition, Available Funds pursuant to a line of credit shall be determined, at any point in time, on a "first in, first out" basis. For example, assume the Company obtains a $25 million line of credit in January 199X (the "January Money"). In March 199X, the Company expends $20 million of the January Money and in May 199X restores $10 million of the line of credit (the "May Money"), resulting in a $15 million line of credit availability. In June 199X, the Company expends $10 million ($5 million of January Money and $5 million of May Money). In July 199X, a $5 million investment opportunity arises. The Company will be deemed to have $5 million of Available Funds as of May 199X.

                 "Average Invested Assets" for any period means the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period;

                 "Board" means the directors holding office under the Governing Documents at any particular time;

                 "Cash Equivalent Investments" means assets of the Company which consist of cash, interest-bearing deposits in banks, repurchase agreements with banks and readily-marketable securities;

                 "Cash Flow from Operations" for any of the Company Properties for any specified fiscal period means (i) the gross revenues received from the Company Property's operations for such fiscal period, excluding proceeds from one or more of the following sources: the sale, disposition, refinancing, or condemnation of part or all of the Company Property; payments from insurance on account of a casualty to the Company Property other than payments from insurance on account of business or rental interruption; security deposits paid by tenants under leases of all or a part of the Company Property, unless forfeited to the Company; payments on account of claims under title insurance policies on the Company Property; and similar items or transactions the proceeds of which under generally accepted accounting principles are deemed attributable to capital; less (ii) the expenses incurred, during the same period in generating such gross revenues, excluding from such expenses all interest and principal amortization payments by the Company, including those collateralized by the Company Property, reserves for depreciation, depletion and amortization, capital expenditures, and other operating expenses of the Company not directly related to the operation of the Company Property;

                 "Cause" means (i) if the Advisor commits an act of fraud, embezzlement or theft constituting a felony or an act intentionally in breach of a duty owed to the Company which cause it material injury,
         (ii) a final determination by a court of competent jurisdiction that the Company or the Advisor, as the case may be, has committed a material breach of this Agreement, (iii) a petition shall have been filed against the Advisor or the Company for an involuntary proceeding under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, and such petition shall not have been dismissed within sixty (60) days of filing; or a court having jurisdiction shall have appointed a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Advisor of the Company for any substantial portion of its property, or ordered the winding up or liquidation of its affairs; or (iv) the Advisor or the Company shall have commenced a voluntary proceeding under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or shall have made any general assignment for the benefit of creditors, or shall have failed generally to pay its debts as they become due;

                 "Code" means the Internal Revenue Code of 1986, as amended, or any succeeding law;

                 "Company" means Shurgard Storage Centers, Inc., a Delaware corporation, together with its wholly owned subsidiary or subsidiaries.

                 "Company Property or Properties" means the Consolidation Properties and the Additional Properties.

                 "Consolidation" has the meaning set forth in the recitals hereto;

                 "Consolidation Property or Properties" means any real property or interest therein and associated personal property owned by the Company and acquired through the Consolidation. The Company's interest in such property may consist of units of limited partnership interest in one or more limited partnerships which have a direct or indirect ownership interest in the property;

                 "Fair Market Value" of an Additional Property has the meaning set forth in Section 3.1(b)(ii) and Section 3.1(b)(iii);

                 "Governing Documents" mean the Company's Certificate of Incorporation and By-Laws, as amended from time to time;

                 "Indemnified Party" has the meaning set forth in Section
         6.2(a);

                 "Independent Director" means a director who (i) is not affiliated, directly or indirectly, with the Advisor, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or service as an officer or director of, the Advisor or a business entity which is an Affiliate of such Advisor, (ii) is not serving as a general partner, trustee or director for more than three real estate investment trusts or partnerships organized by a Sponsor of the Company, and (iii) performs no other services for the Company, except as director. An indirect relationship shall include circumstances in which a member of the immediate family of a director has one of the foregoing relationships with the Advisor or the Company;

                 "Investment Policies" at any time have the meaning given thereto either in (i) the Governing Documents as then in effect or
         (ii) a written statement adopted by the Board and delivered to the Advisor by the Company:

                 "Mortgage Loans" means notes, debentures, bonds and other evidences of indebtedness or obligations which are secured or collateralized by interests in real property and are held by the Company;

                 "Net Income" for any period means total revenues (excluding gains from the sale of Company assets) applicable to such period, less the expenses applicable to such period other than additions to reserves for depreciation or bad debts or other similar non-cash reserves;

                 "Operating Expenses" means the aggregate annual expenses regarded as ordinary operating expenses in accordance with generally accepted accounting principles (including the Advisory Fee), exclusive of the following: (i) the cost of borrowed money; (ii) income taxes applicable to the Company; (iii) legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration or stock exchange listing of the Company's securities; (iv) fees and expenses paid to advisers and independent contractors, consultants, managers and other agents employed directly by the Company or by the Advisor at the request of the Company for the account of the Company (other than the Advisor); (v) all expenses incurred in connection with the acquisition and disposition of real property (including leasehold interests) or other investment assets, and the maintenance, repair and improvement of such property; (vi) expenses of organizing or dissolving the Company; (vii) insurance costs incurred in connection with the Company; (viii) noncash provisions for depreciation, depletion and amortization; (ix) losses on the disposition of assets and provisions for such losses; and (x) other extraordinary charges including, without limitation, litigation costs.

                 "Realized Gains" with respect to any Additional Property means:

                          (i) with respect to any Sale of Additional Property, the excess of the Fair Market Value of the Additional Property (after deduction of all transaction costs incurred by the Company in connection with such Sale, including brokerage commissions, legal, accounting, documentation, escrow, title policy, related travel and other costs) over the sum of the original purchase price and the cost of any capital improvements to the Additional Property by the Company, excluding any depreciation and amortization; and

                          (ii) with respect to any Refinancing of Additional Property, the net cash proceeds realized by the Company from such Refinancing after deduction of (A) all transaction costs incurred by the Company, including brokerage commissions, legal, accounting, documentation, escrow, title policy, related travel and other costs, (B) all debt of the Company immediately prior to such Refinancing which is secured by a mortgage on or security interest in only such Additional Property or, in the event the Additional Property secures debt of the Company which is also secured by other Company Properties or assets, a portion of such debt equal to the Additional Property's Cash Flow from Operations divided by the aggregate Cash Flow from Operations from all Company Properties (including the Additional Property) securing such debt, such computations of Cash Flow from Operations to be for the most recently completed twelve (12) full calendar months;

                 "Registration Statement" means the registration statement filed on Form S-4 by the Company, and all amendments thereto referenced in the recitals to this Agreement, registering the Company's Shares for distribution in the Consolidation;.

                 "Renewal Term" has the meaning set forth in Section 4.2.

                 "Sale or Refinancing" means (i) any sale, exchange or other disposition of any Company Property or interest therein, condemnation, recovery of damage award or insurance proceeds (other than business or rental interruption insurance proceeds and the portion of any condemnation or damage award or insurance proceeds used to repair or restore a Company Property) or (ii) a non-recourse refinancing of a Company Property;

                 "Sponsor" means any person directly or indirectly instrumental in organizing, wholly or in part, a real estate investment trust, or any person who will manage or participate in the management of a real estate investment trust, and any Affiliate of any such person, but excluding (i) any person whose only relationship with such real estate investment trust is that of an independent property manager whose only compensation is for property management services and (ii) independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services;

                 "Total Operating Expenses" for any period means all operating and general and administrative expenses of the Company as determined under generally accepted accounting principles but excluding (i) the expenses of raising capital and financing, including without limitation financing for Additional Properties, including related investment banking and legal fees, (ii) interest payments on all debt of the Company, (iii) taxes, (iv) non-cash expenditures, (v) incentive Advisory Fees paid in accordance with Section 3.1(c), and (vi) the costs related directly to Additional Property acquisitions, development, operation and disposition. The exclusion for costs related directly to Company Property acquisition, development, operation and disposition permits exclusion of expenses incurred with respect to specific individual Company Properties but does not permit the exclusion of operating, general and administrative expenses for the Company's operations in general;

                 "Wages and Salaries" means wages, salaries and other compensation, including so-called fringe benefits such as life, disability, medical and health insurance pension plans, social security taxes and workers' compensation insurance.

         All capitalized terms used and not defined herein shall have the meanings ascribed them in the Registration Statement.

         1.2     ACCOUNTING PRINCIPLES

         Except as otherwise provided herein, all accounting and financial terms used herein shall be determined in accordance with generally accepted accounting principles.

SECTION 2.       DUTIES OF THE ADVISOR

         2.1     GENERAL

         The Advisor shall use its best efforts to perform each of the duties set forth in this Agreement and shall have the authority to take all actions and to execute all documents and instruments that it deems necessary or advisable in connection with the management and operations of the Company and the fulfillment of its duties as set forth herein, subject in each matter to the supervision of the Board and to the Investment Policies of the Company, and with respect to purchases, development, financing and sales of real property and mortgage loans, to the prior approval of the Board. In the event that any of the services to be provided by the Advisor under this Agreement are deemed to be services which may only be provided by a registered investment advisor pursuant to the Investment Advisers Act of 1940, as amended, or any comparable state law, such services shall be provided by Shurgard Realty Advisors, Inc. ("SRA"), a wholly-owned subsidiary of the Advisor which is a registered investment advisor. In the event SRA is required to perform services for the Company pursuant to this Section 2.1, the Advisor and SRA shall determine what portion of the compensation to which the Advisor is entitled under this Agreement will be paid to SRA in consideration of SRA's services to the Company. In no event shall the Company be required to pay to the Advisor and SRA, in the aggregate, any compensation in excess of the total compensation to which the Advisor is entitled under this Agreement.

         2.2     ANNUAL BUSINESS PLAN

         The Advisor will prepare annually a business plan which incorporates a specific business strategy, an annual operating budget, investment and disposition objectives and capitalization and funding strategies. The plan will set forth, among other things, the following with respect to acquisition of Additional Properties:

         (a) the targeted level of funds to be invested in Additional Properties during the year;

         (b) the source of such funds (existing available capital or financing, equity or debt to be raised during the year, reinvestment of proceeds from sale of existing properties or otherwise); and

         (c) criteria for Additional Property acquisitions, including type of property (self-service storage, office and business park or other), targeted geographic locations, size of properties, proportion of existing facility acquisitions to development properties, and pro forma return on investment.

         This plan will be presented on or before December 1 of the year prior to the year for which such plan applies (other than the initial year hereof) to the Board for their review and approval. The plan for the initial year hereof will be prepared and presented within two (2) months of the date of execution hereof.

         2.3     REAL ESTATE AND MORTGAGE INVESTMENT ADVICE

         Consistent with the annual business plan, and subject to supervision by the Board, the Advisor will provide acquisition, development and disposition services to the Company, including the following:

                 (a) Serving as the Company's adviser and consultant in connection with all real and personal property and mortgage loan acquisitions and dispositions to be made by the Company and, as requested, furnishing reports to the Company and providing research, economic and statistical data in connection with the acquisition and disposition of real and personal property and mortgage loans for the Company;

                 (b) Identifying, investigating and conducting due diligence with respect to the real and personal property or interests therein or mortgage loans which might be suitable for the Company in view of its Investment Policies ;

                 (c) Identifying prospective investments for the Company through contacts with real estate brokers, developers, owners, operators, property managers, attorneys, accountants, financial institutions, financial planners and others who may be acquiring, own or have information regarding the acquisition and ownership of real estate or mortgage loans suitable for the Company.

                 (d) Evaluating and assessing the market value of prospective properties which might be suitable for the Company in view of its Investment Policies;

                 (e) Advising and assisting in connection with negotiations by or on behalf of the Company, or negotiating for and on behalf of the Company, for the acquisition and disposition of real and personal property or the making of mortgage loans by the Company;

                 (f) Engaging attorneys, land use consultants, development and construction managers and consultants, appraisers, surveyors, escrow agents and other consultants and professionals to assist the Company with the acquisition, development, construction and disposition of real and personal property or interests therein and supervising the services rendered by such consultants and professionals on behalf of the Company;

                 (g) Supervising the development, construction and expansion of all improvements at any of the Properties by general contractors, subcontractors and suppliers engaged by the Company; and

                 (h) Obtaining for or providing to the Company such services as may be required in connection with the negotiation, making and servicing of mortgage loans made by the Company, disbursing and collecting the funds of the Company, and handling, prosecuting and settling claims of the Company, including foreclosing or otherwise enforcing mortgages and other liens securing investments.

         2.4     GENERAL ADMINISTRATIVE DUTIES

         The Advisor shall perform, or supervise the performance of, the necessary administrative functions in the day-to-day management of the Company and its operations, including, without limitation, internal and external financial reporting, property accounting, shareholder relations, supervision of stock registrar and transfer services, and other necessary services.

         2.5     PROPERTY MANAGEMENT

         Simultaneously with the execution of this Agreement, the Company and the Advisor are entering into a Management Services Agreement (the "MSA") pursuant to which the Advisor will manage the day-to-day operations of the Company Properties. In the event the MSA is terminated or not renewed pursuant to its terms, the Advisor shall, at the Company's request, advise and assist the Company in retaining a replacement property manager, including but not limited to, identifying potential property managers and negotiating on behalf of the Company the terms of any property management agreement with such manager; provided, however, that the engagement of a replacement property manager shall be subject to the specific requirements of Section 9 of the MSA.

         2.6     SHORT-TERM INVESTMENTS

         The Advisor may invest and reinvest any moneys and securities of the Company in short-term investments pending investment in Company Properties. Unless a specific policy is developed by the Advisor and approved by the Board, the Advisor may invest and reinvest any monies and securities of the Company, pending investment in Company Properties in one or more of the short-term investments permitted by the Company's By-Laws. The Advisor shall develop and submit such a policy within 30 days of execution hereof.

         2.7     AGENCY

         The Advisor shall act as agent of the Company in making, acquiring, financing and disposing of investments, disbursing and collecting the Company's funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of the managers of the Company Properties and handling, prosecuting and settling any claims of or against the Company, the Board, holders of the Company's securities or the Company's representatives or properties.

         2.8     RETENTION OF SERVICES

         The Advisor shall retain for and on behalf of the Company such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, banks and other lenders and others as the Advisor deems necessary or advisable in connection with the management and operations of the Company and the fulfillment of the Advisor's duties as set forth herein.

         2.9     OFFICE AND PERSONNEL

         The Advisor shall maintain such office space, equipment and personnel, including officers and employees of the Advisor or its Affiliates, as it deems necessary or advisable in connection with the management and operations of the Company and the fulfillment of the Advisor's duties as set forth herein.

         2.10    BANK ACCOUNTS

         The Advisor may establish one or more bank accounts in the name of the Company or in its own name and may deposit into and disburse from such accounts any moneys on behalf of the Company, provided that no funds in any such account shall be commingled with funds of the Advisor, and the Advisor shall as requested by the Board render appropriate accountings to the Board of such deposits and disbursements.

         2.11    BOOKS AND RECORDS

         The Advisor shall maintain all accounting and reporting systems, books and records of the Company, including books of account and records relating to services performed by the Advisor, and shall make such books and records accessible for inspection by the Board at any time during ordinary business hours.

         2.12    APPRAISALS AND REPORTING

         As frequently as may be required by the Board or as the Advisor may deem necessary or advisable, the Advisor shall prepare, or cause to be prepared, with respect to each of the Company Properties (i) an appraisal prepared by an independent real estate appraiser, (ii) reports and information on Company operations and asset performance, and (iii) other information reasonably requested by the Board.

         2.13    REPORTS, ETC.

         The Advisor shall prepare, or cause to be prepared, all reports required under the Securities Exchange Act of 1934, as amended, and other communications to the holders of the Company's securities, including without limitation proxy solicitation materials, and all tax returns and any other reports or other materials required to be filed with any governmental body or agency and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company's books of account by a nationally recognized independent accounting firm.

         2.14    FINANCING AND SECURITIES ISSUANCES

         The Advisor shall provide services to the Company in connection with negotiations by the Company with investment banking firms, securities brokers or dealers and other institutions or investors in connection with the sale of securities of the Company and the securing of loans for the Company, but in no event in such a way that the Advisor could be deemed to be acting as a dealer or underwriter as those terms are defined in the Securities Act of 1933, as amended and provided, further, that the Advisor shall not share in any fees paid by the Company to third parties for such services.

         2.15    ADDITIONAL SERVICES

         The Advisor shall perform such additional services as from time to time may be requested by the Board and agreed to by the Advisor, provided, however, that nothing herein shall require the Advisor to agree to any such request or to perform any additional services to which it has not agreed.

         2.16    REIT QUALIFICATION; INVESTMENT COMPANY STATUS, ETC.

         Notwithstanding anything to the contrary in this Agreement, the Advisor shall use its best efforts to refrain from taking any action (including, without limitation, the furnishing or rendering of services to tenants of a property or managing or operating a property) which, in its judgment, made in good faith and with the exercise of reasonable care, would:
(a) adversely affect the status of the Company as a "real estate investment trust" under the Code and all rules and regulations promulgated thereunder; (b) cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; (c) cause the Company to violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or over its securities, of which the Advisor should reasonably be aware; or (d) otherwise not be permitted by the Governing Documents, except if such action shall be ordered by the Board, in which event the Advisor shall promptly notify the Board of the Advisor's judgment that such action would be in contravention of (a) through (d) of this
Section 2.16 and shall refrain from taking such action, unless, but only to the extent that, the Advisor receives specific written instructions from the Board expressly ordering that the action be taken, notwithstanding such notification by it to the Board. In such event the Advisor shall have no liability for acting in accordance with the specific written instructions of the Board so given.

         2.17    MORTGAGES AND INSURANCE

         The Advisor shall use its best efforts to (i) ascertain that any mortgage securing any investment of the Company shall be a valid lien upon the mortgage property according to its terms, for which the Advisor may rely on mortgagee's policies of title insurance issued by reputable title insurance companies, and that any insurance or guaranty issued by any person upon which the Board relies is valid and in full force and effect and enforceable according to its terms, (ii) cause each Company Property to be duly insured, to the extent coverage is available on commercially reasonable terms, against loss or damage by fire, with extended coverage, and against such other insurable hazards and risks as is customary and appropriate in the circumstances, provided, however that if the Advisor determines that a type of insurance coverage currently maintained by the Company is available, but no longer on commercially reasonable terms, the Advisor shall so advise the Board and act in accordance with the Board's instructions, and (iii) carry out the policies from time to time specified in writing by the Board with regard to the protection of Company Properties. The Advisor shall be entitled to reasonably rely on qualified experts in performing its duties under this
Section 2.17.

         2.18    FIDELITY BOND

         The Advisor shall maintain a fidelity bond with a responsible surety company in an amount approved by the Board covering all officers and employees of the Advisor handling funds of the Company and any investment documents or papers, which bonds shall protect against all losses of any such property from acts of such officers and employees through theft, embezzlement, fraud and dishonesty.

SECTION 3.       COMPENSATION

         3.1     ADVISORY FEE

         (a) The Company shall pay the Advisor an annual Advisory Fee equal to one-half percent (.5%) of the sum of (i) the Fair Market Value of the Additional Properties, (ii) the original principal balance, plus accrued interest, of any Mortgage Loans and (iii) the average daily balance of the Company's Cash Equivalent Investments in excess of the Company's cash equivalent investments immediately subsequent to the Consolidation, measured at the end of each month. All payments of the annual Advisory Fee shall be subject to adjustment at year end as provided in Section 3.5. The Advisory Fee shall be payable monthly in arrears in such amounts indicated by the annual operating budget approved by the majority of the Directors, as revised no more than quarterly to reflect no material changes. The annual Advisory Fee for 1993 shall be prorated based upon the number of days remaining in 1993 after the Consolidation is consummated.

         (b) In addition to the annual Advisory Fee noted in Section 3.1(a), the Company shall pay an incentive Advisory Fee equal to (i) ten percent (10%) of the Realized Gain with respect to any Sale of an Additional Property, payable at the time of such Sale, reduced by the amount of any previous payments made to the Advisor as a result of the prior Refinancing of the Additional Property, and (ii) ten percent (10%) of the Realized Gain with respect to any Refinancing of an Additional Property, payable at the time of such Refinancing. Except as otherwise provided in paragraph (b)(ii) below, such fee shall be paid to the Advisor upon receipt by the Company of the proceeds from such Sale or Refinancing and, in the event, that such proceeds are received in installments, the incentive Advisory Fees shall be paid proportionately as the net sale or refinancing proceeds are paid to and received by the Company.

                 (i) In the event that the Advisor accomplishes an exchange transaction, which is nontaxable under the Code, with respect to any Additional Property, the Advisor shall propose the incentive Advisory Fee payable by the Company to the Advisor with respect to such transaction, which fee shall be equal to a fee which a qualified unaffiliated person could have earned on a similar transaction under then-existing market conditions. Such fee will be paid by the Company to the Advisor upon approval by a majority of the Independent Directors. If an Additional Property is exchanged for another property, for purposes of computing the incentive Advisory Fee related to a subsequent Sale or Refinancing of the Additional Property received in exchange for the original Additional Property, the original cost of the new Additional Property shall be deemed to be the same as the original cost plus the cost of any subsequent capital improvements of the original Additional Property exchanged for such new Additional Property; however, the incentive Advisory Fee calculated on that basis shall be reduced by an amount equal to the fee paid with respect to the affected Additional Property pursuant to the first sentence of this paragraph 3.1(b) (i).

                 (ii) In the event that this Agreement is terminated by the Company without Cause, or the Company elects not to renew the term of the Advisor for reasons other than Cause, the Additional Properties shall be deemed to be sold at a price equal to (A) their Fair Market Value, as of the date of this Agreement's termination or expiration, determined through the appraisal procedure set forth in this paragraph
         (ii), or (B), in the event that such termination or expiration results from the merger, consolidation, acquisition or liquidation of the Company, an amount equal to (aa) the net aggregate consideration paid to the Company's shareholders upon such occurrence plus the aggregate liabilities of the Company, to the extent that such liabilities are assumed by, or remain liabilities secured by assets transferred to, the acquiring or surviving entity, multiplied by (bb) the Cash Flow from Operations of the Additional Properties divided by the aggregate Cash Flow from Operations of all Company Properties (including the Additional Properties) for the twelve full calendar month period, ending as of the last day of the calendar month immediately preceding the event resulting in the Advisor's termination. If it is necessary to appraise the value of the Additional Properties pursuant to this paragraph (ii), such appraisal shall be conducted by an appraiser, who is acceptable to the Company and the Advisor, selected not later than thirty (30) days following the Advisor's termination, and the appraiser's determination of the

         Additional Properties' Fair Market Value shall be binding upon, and not subject to appeal by, the Company and the Advisor. No later than sixty (60) days after the determination of any incentive Advisory Fee due hereunder, the Company shall pay such amount in full to the Advisor as an incentive Advisory Fee.

                 (iii) For purposes of computing the Advisory Fee payable pursuant to Section 3.1(b)(i) for the Initial Term and the first four Renewal Terms (if not earlier terminated), the "Fair Market Value" of the Additional Properties shall equal the purchase price paid by the Company for those Properties. Within ninety (90) days prior to the commencement of the fifth Renewal Term, and every two years thereafter, the Company shall cause the Additional Properties to be appraised by an appraiser who is acceptable to the Company and the Advisor and such appraised value shall be used as the "Fair Market Value" for purposes of computing the Advisory Fee. For example, the appraised value of the Additional Properties determined immediately prior to the commencement of the fifth Renewal Term shall be used to compute the Advisory Fee payable with respect to the fifth and sixth Renewal Terms and the appraised value of the Additional Properties determined immediately prior to the commencement of the seventh Renewal Term shall be used to compute the Advisory Fee payable with respect to the seventh and eighth Renewal Terms.

         (d) Within one hundred (100) calendar days after the end of each fiscal year of the Company, following the receipt by the Company of an auditor's report, prepared by a nationally recognized independent accounting firm, with respect to the Company's financial statements for such year, the Advisor shall deliver to the Company a statement, certified by an officer of the Advisor, setting forth the following: (i) the amount of the estimated Advisory Fee actually paid by the Company for all months during such fiscal year, (ii) the amount of the Advisory Fee that should have been paid for such fiscal year, and (iii) the amount, if any, of accrued and unpaid Advisory Fees. If the annual statement indicates an overpayment by the Company of the Advisory Fee, such overpayment shall be offset against the next ensuing estimated Advisory Fee to become due hereunder, or, if at any time no further Advisory Fee can become due, the balance of any overpayment shall be paid without interest by the Advisor within fifteen (15) calendar days after demand therefor by the Company, such repayment to be due and payable whether or not this Agreement is still in full force and effect. If the annual statement indicates an underpayment by the Company of the Advisory Fee with respect to the year covered thereby, the Company, within fifteen (15) calendar days after receipt of the statement, shall pay to the Advisor the amount of such underpayment.
The Advisory Fee for any year shall not be recalculated on the basis of any post-year-end adjustments to the Company's taxable income arising, directly or indirectly, from an audit by the Internal Revenue Service.

         3.2     PAYMENT FOR ADDITIONAL SERVICES

         If the Board shall request the Advisor to render services to the Company other than those required to be rendered by the Advisor hereunder, such additional services, if performed, shall be compensated separately on terms to be agreed upon from time to time between the Advisor and the Company, which terms shall not be less favorable to the Company than either (a) the terms under which the Advisor is then performing similar services for other persons, taking into account the full range of services and prices there for provided by the Advisor to such other persons, or (b) the terms under which qualified unaffiliated persons are then performing such services for comparable organizations.

         3.3     EXPENSES OF THE ADVISOR

         Without regard to the amount of compensation received hereunder by the Advisor, the Advisor shall bear the following expenses:

                 (a) Wages and Salaries of the Advisor's officers and employees, except as provided in Section 3.4(b);

                 (b)      rent and other overhead expenses of the Advisor; and

                 (c) travel and mailing costs pertaining to the Advisor's performance of its duties hereunder, except for expenses described in
         Section 3.4(b).

         3.4     REIMBURSABLE EXPENSES

         The Advisor shall pay, or cause to be paid out of the assets of the Company, the following operating expenses of the Company and, if the Advisor advances money for such expenses, it shall be entitled to reimbursement by the Company therefor:

                 (a) travel and other out-of-pocket expenses incurred by directors, officers and employees of the Advisor in connection with seeking financing for the Company or closing the purchase, financing, refinancing or sale of an Additional Property or Mortgage Loan after the transaction has been approved by the Board, in accordance with such procedures as the Board may establish from time to time for the approval of such transactions, irrespective of whether the proposed transaction is completed;

                 (b) costs of legal, accounting, tax, architectural, development and construction consulting and other similar professional services rendered for the Company by the Advisor's employees at rates agreed upon by the Company and the Advisor, subject to change from time to time upon agreement of the Company and the Advisor, provided that such rates shall not be greater than those that would have been charged by similarly qualified unrelated third persons performing similar services;

                 (c) all other costs and expenses relating to the Company's operations, including without limitation the costs and expenses of acquiring, owning, protecting, maintaining and disposing of the Company's investments, including appraisal, reporting, audit and legal fees;

                 (d) all insurance costs incurred in connection with the operation of the Company;

                 (e) expenses connected with payments of interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of securities of the Company, including without limitation expenses incurred in connection with any dividend reinvestment plan;

                 (f) expenses connected with communications to holders of securities of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Company's securities;

                 (g)      transfer agent and registrar's fees and charges; and

                 (h) expenses relating to any office or office facilities maintained for the Company or the Company Properties which are separate from the office or offices of the Advisor referenced in
         Section 2.9.

         3.5 ANNUAL OPERATING EXPENSE LIMITATION REQUIRING REIMBURSEMENT BY THE ADVISOR

         On or before the thirtieth (30th) day after the completion of the annual audit of the Company's financial statements for each fiscal year, the Advisor will refund to the Company the amount, if any, by which the Operating Expenses of the Company for such fiscal year exceeded the greater of (i) two percent (2%) of the Average Invested Assets of the Company for such fiscal year or (ii) twenty-five percent (25%) of the Net Income of the Company for such fiscal year.

         In the event the Operating Expenses of the Company in any fiscal year are less than the 2%/25% limitation set forth in the preceding paragraph (the "Limitation") for that year, the Company will pay to the Advisor the Advisory Fee reimbursed by the Advisor to the Company in one or more prior fiscal years, provided the aggregate of such reimbursements and Operating Expenses for the current fiscal year shall not exceed the Limitation for such fiscal year. The Advisor's right to repayment of previously reimbursed Advisory Fees shall be cumulative, and the amount of previously reimbursed Advisory Fees which has not been repaid to the Advisor shall be carried forward, in accordance herewith, to subsequent fiscal years.

         3.6     RESTRICTIONS

         Except for the transactions set forth herein, the Company shall not enter into any other transactions with the Advisor or any Affiliate thereof, except in compliance with the restrictions contained in Section 12 of the Company's By-Laws, as in effect on the date hereof, and by this reference such sections are incorporated herein in their entirety.

SECTION 4.       TERMINATION; TERM

         4.1     TERMINATION

         Notwithstanding any other provision to the contrary, this Agreement
(i) may be terminated without Cause by the Company upon sixty (60) calendar days' written notice to the Advisor, or by the Advisor upon sixty (60) calendar days' written notice to the Company, and (ii) may be terminated by the Company with Cause immediately upon providing written notice to the Advisor or by the Advisor with Cause immediately upon providing written notice to the Company. Any determination by the Company to terminate this Agreement shall be made by the vote of a majority of the Independent Directors. In the event of termination of this Agreement, the Advisor will cooperate with the Company and take all reasonable steps requested to assist the Board in making an orderly transition of the advisory function.

         4.2     RENEWAL TERMS

         This Agreement shall continue in force for an initial term of one year from the date the Consolidation is consummated (the "Initial Term"), and shall be renewable by the Company annually, subject to a determination by a majority of the Independent Directors that the Advisor's performance hereunder has been satisfactory and that the compensation payable to the Advisor hereunder is fair. Absent written notice of non-renewal as provided in this Section, this Agreement shall be automatically renewed for successive one-year terms ("Renewal Terms") upon the expiration of the Initial Term and each Renewal Term. Notice of non-renewal, if given, shall be given in writing by the Company to the Advisor not less than sixty (60) calendar days before the expiration of the Initial Term of this Agreement or sixty (60) calendar days before the expiration of any Renewal Term thereof.

         4.3     PRESERVATION OF REIT STATUS

         In the event that the terms of this Agreement at any time shall, in the opinion of counsel for the Company, threaten to impair the status of the Company as a real estate investment trust or other pass-through entity in a manner adverse to the interests of the Company's shareholders, the Company shall propose such amendments to or substitute arrangements for this Agreement, with prospective or retroactive effect, as in its opinion may be appropriate or advisable to protect and preserve the status of the Company as a real estate investment trust or other pass-through entity. If the parties cannot agree upon the proposed amendments of this Agreement within thirty (30) days after such proposals are made, this Agreement shall be terminated upon written notice from the Company to the Manager.

         4.4     COMPENSATION ON TERMINATION OR NON-RENEWAL

         Until liquidation of the Company, in the event the Company terminates or fails to renew this Agreement on terms as favorable as those contained in this Agreement or hereafter in a renewal agreement, in either case other than with Cause, the Company shall pay the Advisor all fees then accrued and unpaid as of the year or portion thereof in which the termination occurred, and shall also pay to Advisor within thirty (30) days of such termination or non-renewal a termination fee equal to the Annual Fee paid to Advisor for the year immediately preceding the year in which termination or non-renewal occurred.

         4.5     RIGHTS OF TERMINATION CUMULATIVE

         The rights of termination specifically provided shall be considered to be cumulative, and shall be in addition to the rights of termination for breach of this Agreement and all other remedies at law or in equity, including but not limited to, specific performance, otherwise inuring to the parties by operation of law.

SECTION 5.       ACTION UPON TERMINATION OR CANCELLATION

         5.1     ACCOUNTING

         The Advisor shall immediately upon termination of this Agreement:

                 (a) pay over to the Company all moneys collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

                 (b) deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Company;

                 (c)      refund to the Company any amounts due pursuant to
         Section 3.5;

                 (d) deliver to the Company all property and documents of the Company then in the custody of the Advisor; and

                 (e) cooperate with the Company and take all reasonable steps requested to assist the Board in making an orderly transition of the advisory function.

         5.2     USE OF TRADE NAME

         Subject to the terms of this Section 5.2, the Advisor hereby grants to the Company the nonexclusive license to use the name, trademark and service mark "Shurgard" and related marks, slogans, caricatures, designs and other trade or service items as a part of the Company's name and in connection with the Company's business. It is understood and agreed that this name shall remain and be at all times the property of the Advisor and that the Company shall have no right whatsoever therein except as provided for in this Section
5.2. At times during the term of this Agreement, the Advisor shall have the right to inspect and supervise the use of such name, marks, slogans, caricatures, designs and other trade or service items to assure the quality of the services being rendered thereunder. Upon termination or non-renewal of this Agreement, either by the Company or the Advisor, the Board shall (i) cause the name of the Company to be changed to a name that does not contain the name of the Advisor or any approximation or abbreviation thereof and that is sufficiently dissimilar to such name as to be unlikely to cause confusion or identification with the Advisor and (ii) cause the Company immediately to cease doing business under the current name of the Company or any approximation or abbreviation thereof or any name that is likely to cause confusion or identification with the Advisor; provided, however, that the Company shall have the right to the continued use of the "Shurgard" name, trademark, servicemark and related items in the operation of any of the properties owned by the Company as of the date of such termination, until the next publication date of the Yellow Pages telephone directory which includes such properties, at which time the Company's use of the "Shurgard" name, trademark, servicemark and related items shall cease. It is understood and agreed that the Advisor will use and shall be unrestricted in its use of such name, mark, slogan, caricature, design or other trade or service item in the Advisor's other business activities both during the term of and after the expiration or termination of this Agreement. As consideration for the Advisor's license granted to the Company herein, the Company shall pay the Advisor One Hundred Dollars ($100) upon the execution of this Agreement.

SECTION 6.       LIABILITY AND INDEMNIFICATION OF ADVISOR

         6.1     LIMITATION ON LIABILITY

         The Advisor shall have no responsibility other than to render the services and take the actions described herein in good faith and with the exercise of due care and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendation of the Advisor. The Advisor, except by reason of its own negligence, bad faith or misconduct, shall not be liable for any action taken, omitted or suffered to be taken by it in good faith and believed by it to be authorized or within its discretion or rights or powers conferred upon it by this Agreement or in reasonable reliance upon the written opinion of counsel of recognized expertise.

         6.2     INDEMNIFICATION

         (a) The Company shall reimburse, indemnify and hold harmless the Advisor and its directors, officers, shareholders, agents and employees and each other person or entity, if any, controlling the Advisor (an "Indemnified Party"), to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any acts or omissions of the Advisor in its capacity as such, provided that the Advisor determined the course of conduct which caused the loss or liability was in the best interests of the Company and, provided further, that no reimbursement or indemnification shall be made with respect to losses, claims, damages or liabilities with respect to or arising out of the Advisor's negligence or misconduct. With respect to the satisfaction of any indemnification of the above-mentioned persons, such indemnification shall be made out of the assets of the Company, and no shareholder of the Company shall have any personal liability for the payment of such amounts.

         (b) Notwithstanding the indemnification provisions in Section 6.2(a), indemnification will not be allowed for any liability finally imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of a violation of state or federal securities laws associated with the offer and sale of Company shares. Indemnification will be allowed for settlements and related expenses, including attorneys' fees, of lawsuits alleging securities law violations, and for expenses, including attorneys' fees, incurred in successfully defending such lawsuits, provided that one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnified Party; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party or (iii) a court of competent jurisdiction approves the settlement of claims against the Indemnified Party and finds that indemnification of the settlement and related costs should be made and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. If indemnification is unavailable as a result of this Section 6.2(b), the Company shall contribute to the aggregate losses, claims, damages or liabilities to which the Advisor or its officers, directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Company and the party seeking contribution on the one hand and the relative faults of the Company and the party seeking contribution on the other, as well as any other relevant equitable considerations.

         (c) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Company, notify the Company in writing of the commencement thereof; but the omission so to notify the Company shall not relieve it from any liability that it may have to any Indemnified Party pursuant to Section 6.2(a) hereof, unless the failure to so notify would itself constitute negligence or misconduct. In case any such action shall be brought against an Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the Company to such Indemnified Party of its election so to assume the defense thereof, the Company shall not be liable to such Indemnified Party under Section 6.2(a) for any legal expenses of other counsel or any of the expenses, in each case subsequently incurred by such Indemnified Party, unless (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them.

         (d) Any indemnification required hereunder to be made by the Company shall be made promptly following the fixing of the liability, loss, damage, cost or expense incurred or suffered by a final judgment of any court, settlement, contract or otherwise. All reasonable expenses incurred by an Indemnified Party in defending any action, suit or proceeding with respect to matters as to which such Indemnified Party is entitled to or may be entitled to indemnification shall be paid by the Company from time to time as such expenses are incurred in advance of the final disposition of such action, suit or proceeding. In order to receive such payments, the Indemnified Party must agree to reimburse the Company for all reasonable expenses paid by the Company in defending any such action, suit or proceeding against such Indemnified Person in the event and only to the extent that it shall ultimately be determined that such Indemnified Party is not entitled to indemnification by the Company for such expenses under the provisions of this Agreement or otherwise.

         (e) The obligations of the Company under this Section 6.2 shall be in addition to any liability which the Company otherwise may have.

         6.3     REPRESENTATIONS, WARRANTIES AND COVENANT OF COMPANY

         (a)     The Company represents and warrants as of the date hereof that:

                 (i) the undersigned are duly authorized representatives of the Company and have full authority to enter into this Agreement and to bind the Company;

                 (ii) the Company is fully authorized under the applicable laws governing the Company to enter into all of the types of investments described in the Investment Policies;

                 (iii) the execution and performance of this Agreement by the Company will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, any agreement or instrument to which the Company is subject;

                 (iv) the terms of this Agreement are in conformity with the applicable laws governing the Company; and

                 (v) the assets of the Company do not constitute "plan assets" within the meaning of the Department of Labor plan asset regulation published at 29 C.F.R. Section 2510.3-101.

         (b) The Company shall promptly advise the Advisor in writing of any agreements or changes in any agreements, instruments, governing law, regulations or interpretations thereof affecting the investments of the Company or the duties, responsibilities, liabilities or obligations of the Advisor, and any change or any contemplated change with respect to any of the foregoing or the operation or administration of the Company that could cause the assets of the Company to constitute "plan assets" as defined in paragraph 6.3(a)(v).

SECTION 7.       OTHER ACTIVITIES

         7.1     ADVISORY SERVICES TO THIRD PARTIES

         Nothing in this Agreement shall prevent the Advisor or any Affiliate thereof from rendering advice to other investors (including other real estate investment trusts), even if such investors are in competition with the Company or any of the Company's Properties or from managing other investments, including investors and investments advised, sponsored or organized by the Advisor. The Advisor also may render such services to joint ventures and partnerships in which the Company is a co-venturer or partner and to the other entities in such joint ventures and partnerships. In addition, nothing in this Agreement shall limit the right of the Advisor or any of its subsidiaries or Affiliates to engage in any other business or to render services of any kind

(including business activities competitive with those of the Company) to any corporation, partnership or other entity. The Advisor will inform the Board of any other advisory contracts or investments (other than purchases of marketable securities or securities which are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended) by the Advisor or its Affiliates within thirty (30) days of execution of such contracts or the making of such investments. When informing the Board of any advisory contracts, the Advisor need not identify the advised entities by name, but shall provide the Board with sufficient information to permit the Board to evaluate the services performed or to be performed by the Advisor under such contract. The Company will maintain the confidentiality of all information provided to the Company pursuant to this paragraph, subject to disclosure only if required by applicable law or compelled by appropriate legal process.

         7.2     CREDIT FOR FEES PAID UNDER OTHER AGREEMENTS

         To the extent the Advisor receives compensation for rendering the services set forth or within the scope of this Agreement to a joint venture or partnership in which the Company is a co-venturer or partner, the Company's proportionate share of such compensation shall be deducted from the compensation payable by the Company to the Advisor pursuant to Section 3.1 hereof. Notwithstanding the foregoing, the Advisor and its Affiliates may receive additional compensation for performing services not within the scope of this Agreement for the Company or a joint venture or partnership in which the Company is a co-venturer or partner, as provided by Section 3.2 hereof.

         7.3     ALLOCATION OF INVESTMENT OPPORTUNITIES

         The Advisor provides advisory services similar to those provided to the Company pursuant to this Agreement to Affiliated Programs, including partnerships and joint ventures in which the Company may, in the future, be a partner or co-venturer. The Advisor will continue to provide advisory services to Affiliated Programs and others pursuant to existing advisory agreements or may enter into advisory agreements with additional parties. While the Advisor will use its best efforts to present to the Company suitable investments consistent with the Company's Investment Policies, the Advisor shall not be obligated to present to the Company any particular investment opportunity of which it becomes aware, (i) which the Advisor is contractually obligated, by virtue of agreements in place and in effect as of the date of this Agreement, to present to any other parties, and (ii) which may be suitable for the Company, except to the extent otherwise required by the terms of this Section
7.3. As a part of the Company's annual business plan proposed by the Advisor and reviewed and approved by the Board pursuant to Section 2.2 hereof, the Board will establish on an annual basis criteria with respect to acquisition of Additional Properties by the Company during that year. When the Advisor becomes aware of an investment opportunity, the Advisor shall determine whether such opportunity meets the Company's stated investment criteria. If the opportunity does not meet such criteria, the Advisor shall not be obligated to present such opportunity to the Company and shall be unrestricted in the right to present such opportunity to an Affiliated Program or other party. In the event the investment opportunity does meet the Company's acquisition criteria and such opportunity is also a suitable investment for one or more of the Affiliated Programs pursuant to such Affiliated Program's acquisition standards and such Affiliated Program has Available Funds, Advisor shall offer the investment opportunity first to the entity having sufficient Available Funds for the longest period of time. If more than one entity has received Available Funds in the same month, the investment opportunity shall be presented first to the entity which has the greatest amount of Available Funds in that month. Under certain circumstances, the Advisor may deem it more appropriate to propose that an investment suitable for more than one entity be allocated to a joint venture in which such entities have an interest. Such decision shall be based upon a consideration of various factors with respect to the potential joint venturers, including their investment portfolios, cash flow objectives, investment objectives with respect to the investment in question, the effect of the acquisition on the diversification of their investment portfolios, the estimated income tax effects of the purchase on the venturers and their policies relating to leverage in light of their other current and expected property acquisitions.

         7.4     OVERLAPPING MANAGEMENT

         Directors, officers, employees and agents of the Advisor or any of its Affiliates may serve as directors, officers, employees, agents, nominees or signatories of the Company.

SECTION 8.       MISCELLANEOUS PROVISIONS

         8.1     ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof. Any modification or amendment of this Agreement shall be in writing executed by each of the parties.

         8.2     ASSIGNMENT

         This Agreement may not be assigned by either party except in the event of an assignment to a successor organization that takes over the property and carries on the affairs of the assignor, provided that, following any such assignment by the Advisor, the persons who controlled the operations of the Advisor immediately prior thereto shall control the operations of the successor organization, including the performance of its duties under this Agreement; and provided, further, that this Agreement may be assigned to any one or more wholly owned subsidiaries of the Company. Such assignment may be made in whole or in part so that both the Company and such wholly owned subsidiary or subsidiaries may have the full benefit of this Agreement. Such assignment may be made and shall be effective upon notice of such assignment by the Company to the Advisor. Any such assignment of this Agreement shall bind the assignee hereunder in the same manner as the assignor is bound hereunder.

Notwithstanding the foregoing, without the Company's consent the Advisor may assign all or any part of the compensation due it hereunder.

         8.3     NO PARTNERSHIP OR JOINT VENTURE

         The Company and the Advisor are not, and shall not be deemed to be, partners or joint venturers with each other.

         8.4     SEVERABILITY

         If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         8.5     SURVIVAL

         The provisions of this Agreement shall survive the termination or non-renewal of this Agreement.

         8.6     POLICY AND FINANCIAL INFORMATION

         The Board shall keep the Advisor informed in writing concerning the investment and financing policies of the Company and shall promptly notify the Advisor of any intention to make any new investments, to sell or dispose of any existing investments or to enter into any agreement or understanding with any third party. The Company shall furnish the Advisor a certified copy of all financial statements, a signed copy of each report prepared by independent public accountants, a certified copy of each amendment to the Governing Documents and the Investment Policies and such other information with regard to the Company's affairs as the Advisor from time to time reasonably may request.

         8.7     NOTICES

         Any notices and other communications to be given by any party hereunder shall be in writing delivered at the address of the respective party set forth on the signature page hereof, or at such other address as a party shall have specified to the other party in writing as the address for notices hereunder.

         8.8     HEADINGS

         The section headings used herein have been inserted for convenience of reference only and shall not be considered in interpreting this Agreement.

         8.9     GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the principles of conflict of laws thereof.

         8.10    BOARD OR COMPANY ACTION

         Whenever action on the part of the Board is contemplated in this Agreement, unless otherwise indicated herein, action by a majority of the Directors, including a majority of the Independent Directors, shall constitute the action provided for herein. Whenever action on the part of the Company is contemplated in this Agreement, such action may be taken by a duly authorized officer of the Company pursuant to the authority granted to such officer under the Company's Governing Documents or other corporate action.

         8.11    INDEPENDENT DIRECTOR APPROVAL

         Notwithstanding anything to the contrary in this Agreement, a majority of the Independent Directors must approve the Company's annual business plan and operating budget; all property acquisitions, developments, dispositions and unbudgeted (non-emergency) capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000) not contemplated by the annual business plan; and all Company financings, including the issuance of public and private debt or equity securities. In addition, to the extent that the Governing Documents require approval of the majority of Independent Directors with respect to any matter pertaining to this Agreement, such matter shall be submitted for such approval and shall not be pursued until such approval is received.

         8.12    AUTHORITY TO ACT

         The Company shall furnish to the Advisor from time to time, upon request of the Advisor, certified copies of appointments or designations setting forth the names, titles and authorities of the individuals who are authorized to act on behalf of the Company with respect to the Company investments. The Advisor shall furnish to the Company from time to time, upon request of the Company, certificates setting forth the names, titles and authorities of the persons authorized to act on its behalf.

         8.13    COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by each of the parties hereto on separate counterparts; all such counterparts shall together constitute but one and the same instrument.

         8.14    ATTORNEYS' FEES

         In the event of any action to enforce this Agreement, for interpretation or construction of this Agreement or on account of any breach of or default under this Agreement, the prevailing party in such action shall be entitled to recover, in addition to all other relief from the other party, all reasonable attorneys' fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

         IN WITNESS WHEREOF, the Company and the Advisor have executed this Agreement as of the day and year first above written.

                                          COMPANY:

Address for Notice:                       SHURGARD STORAGE CENTERS, INC.,
                                            a Delaware corporation
1201 Third Avenue, Suite 2200
Seattle, Washington  98101

                                          By: Harrell Beck
                                              --------------------------------
                                              Harrell Beck, President


                                          ADVISOR:

Address for Notice:                       SHURGARD INCORPORATED,
                                            a Washington corporation
1201 Third Avenue, Suite 2200
Seattle, Washington  98101

                                          By: Charles K. Barbo
                                              --------------------------------
                                              Charles K. Barbo, President